SECURITIES AND EXCHANGE
                                   COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13G

                    under the Securities Exchange Act of 1934
                                (Amendment No. 1)



                           Petromet Resources Limited
                         ------------------------------
                                (Name of Issuer)


                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)


                                    716731104
                                -----------------
                                 (CUSIP Number)


                                February 28, 1998
                        ---------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                |X| Rule 13d-1(b)
                                |_| Rule 13d-1(c)
                                |_| Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------                       -----------------------------
CUSIP No.      716731104               13G         Page 2 of 7 Pages
----------------------------                       -----------------------------


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1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         RT Investment Management Holdings Inc.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) |_|
                                                           (b) |_|
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION The jurisdiction of organization is Canada (federally incorporated company)
--------------------------------------------------------------------------------
                  5.      SOLE VOTING POWER

                 ---------------------------------------------------------------
NUMBER OF         6.      SHARED VOTING POWER
SHARES                    4,596,300
BENEFICIALLY     ---------------------------------------------------------------
OWNED BY EACH     7.      SOLE DISPOSITIVE POWER
REPORTING PERSON
WITH             ---------------------------------------------------------------
                  8.      SHARED DISPOSITIVE POWER
                          4,596,300

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         4,596,300
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                               |_|

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         10.75%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*
         Foreign Parent Holding Company which received SEC no-action relief to file on Schedule 13G as a "Qualified
         Institutional Investor"
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a)  Name of Issuer:
           Petromet Resources Limited


Item 1(b)  Address of Issuer's Principal Executive Offices:

           Petromet Resources Limited
           350, 839 - 5th Avenue S.W.
           Alberta, Calgary
           Canada T2P 3C8
           (403) 269-2627


Item 2(a)  Name of Person Filing:

           RT Investment Management Holdings Inc. ("RTIM")

Item 2(b)  Address of Principal Business Office or, if None, Residence:

           RT Investment Management Holdings Inc.
           Royal Trust Tower, P.O. Box 97
           77 King Street West, Suite 3900
           Toronto, Ontario  M5K 1G8

Item 2(c)  Citizenship:
           Canada


Item 2(d)  Title of Class of Securities:
           Common Stock


Item 2(e)  CUSIP Number:
           716731109

Item 3. If this statement is filed pursuant to Rules 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

           RT Investment Management Holdings Inc. is a Foreign Parent Holding Company which received SEC no-action relief to file on Schedule 13G as a Qualified Institutional Investor.


Item 4.  Ownership.

         (a) Amount beneficially owned:

             4,596,300

         (b) Percent of class:

             10.75%

         (c) Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote

            (ii)  Shared power to vote or to direct the vote

                  4,596,300

            (iii) Sole power to dispose or to direct the disposition of

            (iv)  Shared power to dispose or to direct the disposition of

                  4,596,300

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


Item 6.  Ownership of More than Five Percent on Behalf of Another
         Person.

     RT Investment Management Holdings Inc., a foreign parent holding company which received SEC no-action relief to file on Schedule 13G as a Qualified Institutional Investor, is reporting holdings over which it is deemed to be a beneficial owner by virtue of the fact that the holdings belong to client accounts managed on a discretionary basis by RT Investment Management Holdings Inc.'s subsidiary foreign investment advisors.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent
         Holding Company.

     Please see attached Exhibit A, Disclosure Respecting Subsidiaries.


Item 8.  Identification and Classification of Members of the Group.

     N/A


Item 9.  Notice of Dissolution of Group.

     N/A


Item 10. Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                Friday, May 8, 1998
                              -----------------------------
                                        (Date)


                              /s/ Jennifer Lederman
                              -----------------------------
                                       (Signature)


                              Jennifer Lederman /
                              Senior Vice-President,
                              Compliance, RT Investment
                              Management Holdings Inc.
                              -----------------------------
                                       (Name/Title)